EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into this as of April 1, 2004 (this “Agreement”) by and between The Felton Bank (the “Bank”) and Shore Bancshares, Inc. “Shore Bancshares”, with the Bank, collectively, the “Companies”) and Thomas Evans (the “Employee”).

WHEREAS, Bank is a subsidiary of Midstate Bancorp, Inc., which has merged into Shore Bancshares (the “Merger”); and

WHEREAS, the Employee has been employed by the Bank as President and Chief Executive Officer; and

WHEREAS, the parties hereto desire by writing set forth the continued employment relationship of the Companies and the Employee;

NOW THEREFORE, it is AGREED as follows:

1.    The Employee is employed as the President and Chief Executive Officer of The Felton Bank. The Employee shall render administrative and management services to the Companies such as are customarily performed by persons situated in similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Companies. The Employee’s other duties shall be such as the Boards of Directors of the Companies (the “Boards”) may from time to time reasonably direct, including normal duties of an officer of the Companies.

2.    The Companies agree to pay the Employee during the term of this Agreement a salary at the rate of $105,000.00 per annum, in cash not less frequently than twice monthly or at some other reasonable frequency as other employees of the Companies are paid. Such rate of salary, or increased rate of salary, if any, as the case may be, shall be reviewed by the Boards, or by a committee designated by the Boards, no less often than annually and may be increased; which increases may not be unreasonably denied; but not decreased, in such amounts as the Boards in their discretion may decide.

3.    The Employee shall be eligible to participate in such discretionary bonuses when and as declared by the Boards.

4.    (a)    The Employee shall be entitled to participate in any plan of the Companies relating to pension, profit sharing, or other retirement benefits and medical coverage or reimbursement plans the Companies may adopt for the benefit of its employees.

(b)    The Employee shall be eligible to participate in any fringe benefits which may be or become applicable to the Companies’ officers including participation in any stock option or incentive plans adopted by the Boards, a reasonable expense account, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.

5.    The initial term of employment under this Agreement shall be for 48 months commencing on the date of this Agreement. Upon the expiration of the 48 month initial term of employment, the term of employment shall automatically be extended for another 12 month period and then for successive 12 month periods without further action by the parties, unless either party shall have served notice upon the other 90 days prior to the commencement of any period, of its intention that this Agreement shall terminate at the end of the then current term of employment.

6.    (a)    The Employee shall devote his full time and best efforts to the performance of his employment under this Agreement. During the term of this Agreement, the Employee shall not, at any time or place, either directly or indirectly, engage in any business or activity in competition with the business affairs or interest of the Companies.

(b)    During the term of this Agreement and, in the event of termination prior to expiration of such term, except as otherwise provided in the next sentence, the Employee will not be a director, officer, or employee of, or consultant to, any federal or state financial, institution other than the Companies or their subsidiaries or affiliates, operating within 50 miles of any of the Companies. Such non-compete covenant shall terminate and be of no further force and effect upon the earliest to occur of (i) one year after the expiration date of this Agreement or (ii) one year after termination of the Employee’s employment under Subsection 9(c) or 9(f).

(c)    Nothing contained in this Section 6 shall be deemed to prevent or limit the right of the Employee to invest in the capital stock or other securities of any business dissimilar from that of the Companies or, solely as a passive and minority investor in any business.

7.    The Employee shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Boards.

8.    At such reasonable times as the Boards shall in their discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

(a)    The Employee shall be entitled to an annual vacation in accordance with the policies as periodically established by the Boards for senior management officials of the Companies, which shall in no event be less than three weeks.

(b)    The Employee shall not be entitled to receive any additional compensation from the Companies on account of his failure to take a vacation; nor shall he be entitled to accumulate unused vacation from one fiscal year to the next except to the extent authorized by the Boards for senior management officials of the Companies.

(c)    In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Companies for such additional periods of time and for such valid and legitimate reasons as the Boards in their discretion may determine.

(d)    In addition, the Employee shall be entitled to an annual sick leave as established by the Boards for senior management officials of the Companies. In the event any sick leave shall not have been used during any year, such leave shall not accrue to subsequent years unless authorized by the Boards. Upon termination of his employment, the Employee shall not be entitled to receive any additional compensation from the Companies for unused sick leave.

9.    The Employee’s employment under this Agreement shall be terminated upon the following occurrences:

(a)    The death of the Employee during the term of this Agreement, in which event the Employee’s estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which the Employee’s death shall have occurred (including any bonus under Section 3, pro rated through the last day of such calendar month, to which the Employee would have been eligible to receive had he been alive when bonuses were next declared), and any vested rights and benefits of the Employee pursuant to any plan of the Companies, whether or not written.

(b)    The Boards may terminate the Employee’s employment at any time, but any termination by the Boards other than termination for Cause (defined below), shall not prejudice the Employee’s right to compensation or other benefits as provided for under this Agreement. The Employee shall have no right to receive compensation or other benefits, except at the discretion of the Boards after termination for Cause. Termination for “Cause” shall mean termination for gross negligence or gross neglect or the commission of a felony or gross misdemeanor involving moral turpitude, fraud, dishonesty or willful violation of any law that results in any adverse effect on either of the Companies, or for intentional failure to perform stated duties.

(c)    In the event the Employee’s employment under this Agreement is terminated by the Boards without Cause, the Companies shall be obligated to pay the Employee the payment of one-year salary based on the current year salary at the time of termination. Said sum shall be paid in one lump sum within 15 days of the termination.

(d)    If the Employee is removed and/or permanently prohibited from participating in the conduct of the Companies’ business by an order issued by the Delaware Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or other appropriate supervisory agency, obligations under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

(e)    The voluntary termination by the Employee during the term of this Agreement with the delivery of no less than 90 days written notice to the Boards, in which case the Employee shall be entitled to receive only his compensation, vested rights, and all employee benefits up to the date of his termination, unless otherwise provided by law.

(f)    Notwithstanding any other provision of this Agreement to the contrary (except this Subsection 9(f)), the Employee may voluntarily terminate the Employee’s employment within 12 months following a Change in Control of the Companies during the initial 48 month term of this Agreement, and the Employee shall thereupon be entitled to receive the payment of one year salary based on the current year salary at the time of termination, upon the occurrence of any of the following events, or within 90 days thereafter, which have not been consented to in advance by the Employee in writing: (i) a reduction in the Employee’s base compensations in effect on the date of the Change in Control or as the same may be increased from time to time; (ii) the failure by the Companies to continue to provide the Employee with the compensation and benefits provided for under this Agreement, as the same may be changed by mutual agreement from time to time, or with benefits substantially similar to those provided to the Employee under any employee benefit plan in which the Employee is a participant at the time of the Change in Control, or the taking of any action which would materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by the Employee at the time of the Change in Control; (iii) the assignment to the Employee of duties and responsibilities materially different from those normally associated with the Employee’s position as referenced at Section 1; or (iv) a material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with the Employee’s employment with the Companies. Said sum shall be paid in one lump sum within 15 days of the termination.

The term “Change in Control” shall mean any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 25% of the Companies’ voting stock; (ii) the acquisition of the ability to control the election of a majority of the Companies’ directors; (iii) the acquisition of a controlling influence over the management or policies of Companies by any person or by person acting as a “group” within the meaning of Section 12(d) of the Securities Exchange Act of 1934); (iv) the acquisition of control of the Companies within the meaning of 12 C.F.R. Part 5.50 or its applicable equivalent (except in the case of (i), (ii), (iii), or (iv) if this paragraph, the Companies’ mere formation of a holding company shall not itself constitute a Change in Control), or (v) during the period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Boards of the Companies (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this paragraph only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

(g)    Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to, and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(h)    As a condition of receiving any payments under paragraph 9(c) or 9(f), Employee shall be required to sign a release and covenant not to sue.

10.    (a)    The suspension of the Employee from office and/or temporary prohibition from participation in the conduct of the affairs of the Companies pursuant to notice served by the appropriate regulatory agency, unless stayed by appropriate proceedings, shall suspend, as of the date of such service, all obligations of the Companies under the terms of this Agreement.

(b)    In the event the charges specified in a notice served as provided in Section 10(a) shall be dismissed, the Companies shall (i) pay the Employee any compensation withheld from the Employee pursuant to the suspension of the Companies’ obligations as required in Section 10(a) and (ii) reinstate the obligations suspended as required in Section 10(a).

11.    If the Employee shall become disabled or incapacitated, as determined by the Employee’s physician, to the extent that he is unable to perform the duties provided in Section 1, he shall nevertheless continue to receive the following percentages of his compensation, inclusive of any benefits which may be payable to the Employee under the provisions of any disability insurance in effect for the Employee, under Section 2 for the following periods of disability: 100% for the first 6 months, 75% for the next 12 months, and 50% thereafter for the remainder of the initial term, or any renewal thereof, of this Agreement. Upon returning to active full-time employment, the Employee’s full compensation as set forth in this Agreement shall be reinstated. In the event that the Employee returns to active employment on other than a full-time basis, then his compensation as set forth in Section 2 may be reduced in proportion to the time spent in said employment. If he is again unable to perform the duties provided in Section 1 due to illness or other incapacity, benefits under this Section 11 shall (a) begin again at 100% for the first 6 months if he has been engaged in active full-time employment for more than 12 months immediately prior to such later absence or inability or (b) resume where benefits left off if he has been engaged in active full-time employment for 12 months or less immediately prior to such later absence or inability.

12.    (a)    This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the companies which shall acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of the Companies.

(b)    Since the Companies are contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Companies.

13.    In the event a dispute arises over benefits or other provisions under this Agreement, then the parties hereto agree to submit the dispute to non-appealable binding arbitration. The Board of Arbitrators shall consist of three members, with one member selected by the Employee, one member selected by the Companies, and the third member selected by the first two members. The party responsible for the payment of the costs of such arbitration (including any legal fees and expenses incurred by the Employee) shall be determined by the Board. The Board shall be bound by the rules of the American Arbitration Association in making their determination. The parties hereto agree that they and their heirs, personal representatives, successors, and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Companies’ discharge of the Employee for Cause, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision hereunder.

14.    This Agreement supercedes all prior agreements with respect to your employment with the Companies.

15.    No amendments or additions to this Agreement shall be valid unless in writing and signed by both parties, except as herein otherwise provided.

16.    This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Maryland, except to the extent that Federal law shall be deemed to apply.

17.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

ATTEST:	THE FELTON BANK

/s/ Susan E. Leaverton	/s/ W. Edwin Kee, Jr.
W. Edwin Kee, Jr., Chairman

ATTEST:	SHORE BANCSHARES, INC.

/s/ Susan E. Leaverton	W. Moorhead Vermilye
W. Moorhead Vermilye, Chairman

WITNESS:

/s/ Susan E. Leaverton	/s/ Thomas Evans
Thomas Evans